UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 23, 2011

LAZARE KAPLAN INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7848	13-2728690
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

19 West 44th Street, New York, New York	10036
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code      (212) 972-9700

Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01  Other Events.

Lazare Kaplan International Inc. (the “Company”), announced today that it filed suit on December 23, 2011 against two Belgian banks -- KBC Bank N.V. (“KBC”) and its wholly owned subsidiary, Antwerp Diamond Bank NV (“ADB”) -- under the Racketeer Influenced and Corrupt Organizations Act (“RICO”) and state law.  The Company is seeking, among other things, in excess of $500 million in damages that could be trebled under RICO. The lawsuit alleges that the banks engaged in money laundering and other illegal activity that includes the theft of over $135 million from the sales of diamonds belonging to the Company and its affiliates. Both banks have offices in New York and conduct licensed banking operations in the United States.

As stated in its public filings, including filings on July 1, 2011 and October 18, 2011, the Company has been unable to resolve a material uncertainty concerning the collectability and recovery of certain assets, and the Company's potential obligations under a line of credit (all of which, the remaining "Material Uncertainties"). The Company filed the RICO lawsuit against ADB and KBC in an effort to resolve the remaining Material Uncertainties which have had a significant detrimental effect on the Company’s ability to transact business in the ordinary course.

Forward-Looking Statements

The information provided in this Form 8-K includes forward-looking statements, including, without limitation, statements regarding the Company’s remaining Material Uncertainties and the RICO lawsuit. Statements that are not historical facts, including statements about the Company’s beliefs and expectations, are forward-looking statements. These statements are based on beliefs and assumptions by the Company’s management, and on information currently available to management. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. A number of important factors could cause actual result to differ materially from those contained in any forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAZARE KAPLAN INTERNATIONAL INC.

Date: December 29, 2011	By:	/s/ William H. Moryto
William H. Moryto,
Vice President and Chief Financial Officer